                                  OMB APPROVAL

                                    OMB NUMBER                         3235-0145
                                    EXPIRES:                    OCTOBER 31, 1994
                                    ESTIMATED AVERAGE BURDEN
                                    HOURS PER RESPONSE........             14.90

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                          BORG-WARNER AUTOMOTIVE, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
- --------------------------------------------------------------------------------
                         (Title Of Class of Securities)


                                   099724106
                                 (CUSIP Number)

    Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  099724106                  13G                PAGE 2 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch & Co., Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                     9,071,554

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,554
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,554
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             HC, CO

- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G                PAGE 3 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch Group, Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,554

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,554
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,554
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             HC, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G                PAGE 4 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch Capital Partners, Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G                PAGE 5 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch LBO Partners No. II, L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 6 OF   33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch Capital Appreciation Partnership No. VIII, L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G                PAGE 7 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Offshore LBO Partnership No. VIII
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Cayman Islands
- --------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G                PAGE 8 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch LBO Managers, Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G                PAGE 9 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Employees LBO Partnership No. I, L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 10 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch MBP Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 11 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merchant Banking L.P. No. I
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 12 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             KECALP  Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 13 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch KECALP L.P. 1986
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

         NUMBER OF  SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 14 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch KECALP L.P. 1987
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

         NUMBER OF  SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 15 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Leasing Equipment Corp.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

         NUMBER OF  SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 16 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Merrill Lynch Venture Capital, Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

         NUMBER OF  SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 17 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             MLVP II Co., L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

         NUMBER OF  SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 18 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML Venture Partners II, L.P.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

         NUMBER OF  SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             PN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  099724106                  13G               PAGE 19 OF 33 PAGES
- ---------------------------                       ------------------------------

             1               NAME OF REPORTING PERSON
                             S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             ML IBK Positions, Inc.
- --------------------------------------------------------------------------------

             2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             Joint Filing
                             (a) [_]
                             (b) [_]
- --------------------------------------------------------------------------------
             3               SEC USE ONLY
- --------------------------------------------------------------------------------
             4               CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
- --------------------------------------------------------------------------------

         NUMBER OF  SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                                                 5  SOLE VOTING POWER

                                                    None

                           -----------------------------------------------------
                                                 6  SHARED VOTING POWER

                                                    9,071,154

                           -----------------------------------------------------
                                                 7  SOLE DISPOSITIVE POWER

                                                    None
                           -----------------------------------------------------
                                                 8  SHARED DISPOSITIVE POWER

                                                    9,071,154
- --------------------------------------------------------------------------------
             9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                             REPORTING PERSON

                             9,071,154
- --------------------------------------------------------------------------------
            10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                             EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
            11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             39.25%
- --------------------------------------------------------------------------------
            12               TYPE OF REPORTING PERSON*

                             CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1 (a)    Name of Issuer:
              ---------------

             Borg-Warner Automotive, Inc.

Item 1 (b)   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

               200 South Michigan Avenue
               Chicago, IL 60604

Item 2 (a)     Names of Persons Filing:
               -----------------------

               Merrill Lynch & Co., Inc.
               Merrill Lynch Group, Inc.
               Merrill Lynch Capital Partners, Inc.
               Merrill Lynch LBO Partners No. II, L.P.
               Merrill Lynch Capital Appreciation Partnership No. VIII, L.P. ML Offshore LBO Partnership No. VIII
               Merrill Lynch LBO Managers, Inc.
               ML Employees LBO Partnership No. I, L.P.
               Merrill Lynch MBP Inc.
               Merchant Banking L.P. No. I
               KECALP Inc.
               Merrill Lynch KECALP L.P. 1986
               Merrill Lynch KECALP L.P. 1987
               ML Leasing Equipment Corp.
               Merrill Lynch Venture Capital, Inc.
               MLVP II Co., L.P.
               ML Venture Partners II, L.P.
               ML IBK Positions, Inc.


Item 2 (b)     Address of Principal Business Office, or, if none, Residence:
               ------------------------------------------------------------

               Merrill Lynch & Co., Inc.
               Merrill Lynch Group, Inc.
               ML IBK Positions, Inc.

               250 Vesey Street
               World Financial Center, North Tower
               New York, New York 10281

               Merrill Lynch Capital Partners, Inc.
               Merrill Lynch LBO Partners No. II, L.P.
               Merrill Lynch Capital Appreciation Partnership No. VIII, L.P. ML Offshore LBO Partnership No. VIII
               Merrill Lynch LBO Managers, Inc.
               ML Employees LBO Partnership No. I, L.P.
               Merrill Lynch MBP Inc.

                              PAGE 20 OF 33 PAGES

               Merchant Banking L.P. No. I
               KECALP Inc.
               Merrill Lynch KECALP L.P. 1986
               Merrill Lynch KECALP L.P. 1987
               ML Leasing Equipment Corp.
               Merrill Lynch Venture Capital, Inc.
               MLVP II Co., L.P.
               ML Venture Partners II, L.P.
               225 Liberty Street
               New York, NY 10080

Item 2 (c)     Citizenship:
               -----------

               Delaware, except ML Offshore LBO Partnership No. VIII, which Is a Cayman Islands partnership.

Item 2 (d)     Title of Class of Securities:
               ----------------------------

               Common Stock, par value $.01 per share

Item 2 (e)     CUSIP Number
               ------------

               099724106

Item 3      If this statement is filed pursuant to Rules 13d-1 (b), or 13d-2(b),
            --------------------------------------------------------------------
               check whether the person filing is a
               ------------------------------------

     (a)   [  ] Broker or Dealer registered under Section 16 of the Act
     (b)   [  ] Bank as defined in section 3(a)(6) of the Act
     (c)   [  ] Insurance Company as defined in section 3(a)(19) of the
                  Act
     (d)   [  ] Investment Company registered under section 8 of the
                Investment Company Act

     (e)   [  ] Investment Adviser registered under section 203 of the
                Investment Advisers Act of 1940
     (f)   [  ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                Security Act of 1974 or Endowment Fund; see
                Sec. 240 . 13d-1(b)(l)(ii)(F)
     (g)   [  ] Parent Holding Company, in accordance with Sec.  240.13d-
                1(b)(ii)(G)  (Note: See Item 7)
     (h)   [  ]  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

Item 4  Ownership
        ---------

     (a)   Amount Beneficially Owned:

See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Merrill Lynch Capital Partners, Inc., Merrill Lynch LBO

                              PAGE 21 OF 33 PAGES

Partners No. II, L.P., Merrill Lynch LBO Managers, Inc., KECALP Inc.,
Merrill Lynch MBP Inc., Merrill Lynch Venture Capital Partners, Inc. and MLVP II Co., L.P. (the "Reporting Persons") disclaim beneficial ownership of the securities of Borg-Warner Automotive, Inc. referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Companies are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Borg-Warner Automotive, Inc covered by this statement.

     (b)   Percent of Class:

               See Item 11 of Cover Pages

     (c)   Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:
                  See Item 5 of Cover Pages

          (ii)  shared power to vote or to direct the vote:
                   See Item 6 of Cover Pages

          (iii)  sole power to dispose or to direct the disposition of:
                   See Item 7 of Cover Pages

          (iv)   shared power to dispose or to direct disposition of:
                   See Item 8 of Cover Pages

Item 5  Ownership Five Percent or Less of a Class.
        -----------------------------------------

     Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

     Certain wholly owned subsidiaries of Merrill Lynch & Co., Inc., and Merrill Lynch Group, Inc. act as general partner of various limited partnerships that have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the class of securities reported herein. See Exhibit A

Item 7  Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
               Security Being Reported on by the Parent Holding Company.
               --------------------------------------------------------

               See Exhibit A

Item 8  Identification and Classification of Members of the Group.
        ---------------------------------------------------------

     See Exhibit B.

Item 9  Notice of Dissolution of Group.
        -------------------------------

     Not Applicable

                              PAGE 22 OF 33 PAGES

Item 10   Certification.
          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purposeof and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.
- ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              MERRILL LYNCH & CO., INC.
                              MERRILL LYNCH GROUP, INC.
                              ML IBK POSITIONS, INC.
                              KECALP INC.
                              MERRILL LYNCH MBP INC.

Date:  February 13, 1995      By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Attorney-in-Fact

                              MERRILL LYNCH CAPITAL PARTNERS,
                               INC.

Date: February 13, 1995       By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Vice President & Secretary

                              MERRILL LYNCH LBO PARTNERS NO. II, L.P.
                              By:  Merrill Lynch Capital Partners, Inc.,
                                     its general partner

Date: February 13, 1995       By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Vice President & Secretary

                              MERRILL LYNCH CAPITAL
                               APPRECIATION PARTNERSHIP
                               NO. VIII, L.P.
                              By:  Merrill Lynch LBO Partners No. II,
                                   L.P., its general partner
                              By:  Merrill Lynch Capital Partners, Inc.,
                                   its general partner


Date: February 13, 1995       By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Vice President & Secretary

                              PAGE 23 OF 33 PAGES

                              ML OFFSHORE LBO PARTNERSHIP
                               NO. VIII
                              By:  Merrill Lynch LBO Partners No. II,
                                   L.P., its investment general partner
                              By:  Merrill Lynch Capital Partners, Inc.,
                              its general partner


Date: February 13, 1995         By: /s/ Marcia L. Tu
                                    ----------------
                                    Marcia L. Tu
                                    Vice President & Secretary

                              MERRILL LYNCH LBO MANAGERS, INC.


Date: February 13, 1995         By: /s/ Marcia L. Tu
                                   -----------------
                                   Marcia L. Tu
                                   Secretary

                              ML EMPLOYEES LBO PARTNERSHIP
                                  NO. I, L.P.
                              By:  Merrill Lynch LBO Managers, Inc.


Date: February 13, 1995       By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Secretary

                              MERRILL LYNCH KECALP L.P. 1986
                              By: KECALP Inc., its general partner


Date:  February 13, 1995      By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Attorney-in-Fact

                              MERRILL LYNCH KECALP L.P. 1987
                              By: KECALP Inc., its general partner

Date:  February 13, 1995      By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Attorney-in-Fact

                              PAGE 24 OF 33 PAGES

                              MERCHANT BANKING L.P. NO. I
                              By:  Merrill Lynch MBP Inc.,
                              its general partner


Date: February 13, 1995       By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Attorney-in-Fact



                              ML LEASING EQUIPMENT CORP.

Date: February 13, 1995       By: /s/ James Rossi
                                 ----------------
                                 James Rossi
                                 Secretary


                              MERRILL LYNCH VENTURE CAPITAL
                              PARTNERS, INC.


Date: February 13, 1995       By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Secretary

                              MLVP II CO, L.P.
                              By:  Merrill Lynch Venture Capital Partners,
                               Inc., its general partner


Date: February 13, 1995       By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Secretary

                              ML VENTURE PARTNERS II L.P.
                              By;  MLVP II Co, L.P., its general partner
                              By:  Merrill Lynch Venture Capital Partners,
                               Inc., its general partner


Date: February 13, 1995       By: /s/ Marcia L. Tu
                                 -----------------
                                 Marcia L. Tu
                                 Secretary

                              PAGE 25 OF 33 PAGES

                           EXHIBIT A TO SCHEDULE 13G
                           -------------------------

                   ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                   -----------------------------------------

          Two of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch Capital Partners, Inc. ("MLCP"), ML Leasing Equipment Corp. ("Leasing"), Merrill Lynch Venture Capital Inc. ("MLVC"), KECALP Inc. ("KECALP"), Merrill Lynch MBP Inc. ("MLMBP"), Merrill Lynch LBO Managers, Inc. ("LBO") and ML IBK Positions, Inc. ("MLIBK"). The relevant subsidiaries of ML Group are MLCP, Leasing, MLVC, KECALP, MLMBP, LBO and MLIBK.

          ML Group, a wholly-owned direct subsidiary of ML&Co. may be deemed to be the beneficial owner of 39.25% of the securities of Borg-Warner Automotive, Inc. (the "Securities") by virtue of its control of its direct and indirect wholly-owned subsidiaries MLCP, MLVC, KECALP, MLMBP, LBO and MLIBK.

          MLCP, a Delaware corporation with its principal place of business at 225 Liberty Street, New York, New York, may be deemed to be the beneficial owner of Securities by virtue of (i) its control of its wholly owned subsidiary LBO, which is the general partner of a limited partnership and (ii) its status as general partner of a limited partnership, Merrill Lynch LBO Partners No. II, L.P., that acts as general partner of two limited partnerships that own the Securities. One of those partnerships, Merrill Lynch Capital Appreciation Partnership No. VIII is the record owner of 25.50% of the Securities. None of the other limited partnerships is the record owner of more than 5% of the Securities.

          KECALP and MLMBP are wholly-owned subsidiaries of ML Group and each act as general partners of limited partnerships that are record owners of the Securities, none of which is the record owner of more than 5% of the Securities.

          Leasing is a wholly-owned subsidiary of ML Group and its wholly-owned subsidiary, MLVC acts as general partner of MLVP II Co., L.P., which is the general partner of ML Venture Partners II, L.P., which is the record owner of less than 5% of the Securities.

                              MLIBK, a wholly-owned subsidiary of ML Group, is
the record owner of 7.69% of the Securities.

          Those partnerships that are the record owners of the Securities and MLIBK may be deemed to be a group and therefore may be deemed to beneficially own all the Securities held by the group, which constitutes 39.25% of the Securities outstanding. Consequently each of the general partners of the partnerships and their parent corporations may also be deemed to beneficially own all of the Securities held by the

                              PAGE 26 OF 33 PAGES
group. Each entity disclaims beneficial ownership of the Securities not held of record by it.

                              PAGE 27 OF 33 PAGES

                            EXHIBIT B TO SCHEDULE 13G
                            -------------------------

         ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP
         --------------------------------------------------------------

The following entities may be deemed to be members of a group. All of such entities disclaim membership in such group, except Merrill Lynch Capital Appreciation Partnership No.VIII, L.P. and ML Offshore LBO Partners No. VIII. See Exhibit A.

Merrill Lynch Capital Appreciation Partnership No. VIII, L.P.
ML Offshore LBO Partners No. VIII
ML IBK Positions, Inc.
ML Employees LBO Partnership No. I, L.P.
KECALP 1986 L.P.
KECALP 1987 L.P.
Merchant Banking L.P. No. I
ML Venture Partners II L.P.

                              PAGE 28 OF 33 PAGES

                                   EXHIBIT C
                                   ---------

                               POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                   AND RULES THEREUNDER, BY AND ON BEHALF OF

                           MERRILL LYNCH & CO., INC.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

          (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.
                         ------


                              MERRILL LYNCH & CO., INC.



                              By  /s/Barry S. Friedberg
                                  ---------------------
                                  Barry S. Friedberg
                                  Executive Vice President

                              PAGE 29 OF 33 PAGES

                               POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                   AND RULES THEREUNDER, BY AND ON BEHALF OF

                           MERRILL LYNCH GROUP, INC.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

          (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of December 1994.
                         -----


                              MERRILL LYNCH GROUP, INC.



                              By:  /s/Rosemary T. Berkery
                                   ----------------------
                                  Rosemary T. Berkery
                                  Vice President

                              PAGE 30 OF 33 PAGES

                               POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                   AND RULES THEREUNDER, BY AND ON BEHALF OF

                             ML IBK POSITIONS, INC.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

          (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML IBK Positions, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.
                         ------


                              ML IBK POSITIONS, INC.



                              By:  /s/James V. Caruso
                                   ------------------
                                  James V. Caruso
                                  Vice President

                              PAGE 31 OF 33 PAGES

                               POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                   AND RULES THEREUNDER, BY AND ON BEHALF OF

                                  KECALP INC.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

          (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to KECALP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.
                          -----


                              KECALP INC.



                              By:  /s/James V. Caruso
                                   ------------------
                                  James V. Caruso
                                  Vice President

                              PAGE 32 OF 33 PAGES

                               POWER OF ATTORNEY
        TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                   AND RULES THEREUNDER, BY AND ON BEHALF OF

                             MERRILL LYNCH MBP INC.

          KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

          (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch MBP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

          (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

          The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.
                         ------


                              MERRILL LYNCH MBP INC.



                              By: /s/ James V. Caruso
                                  -------------------
                                  James V. Caruso
                                  Vice President

                              PAGE 33 OF 33 PAGES